Exhibit 10.1

EXECUTION COPY

SEPARATION, CONSULTING, AND RELEASE AGREEMENT

This SEPARATION, CONSULTING, AND RELEASE AGREEMENT (this “Agreement”), delivered this 11th day of January 2010 (the “Delivery Date”), confirms the following understandings and agreements between RenaissanceRe Holdings Ltd. (the “Company”) and John D. Nichols, Jr. (“you;” provided, however, that, where the context so requires and where necessary to give effect to the terms hereof, “you” shall also refer to affiliated family partnerships and your other affiliates). All capitalized terms used, but not defined, herein shall have the meanings ascribed to them in your employment agreement with the Company dated as of July 19, 2006, as amended May 29, 2008, December 3, 2008, and January 8, 2010 (your “Employment Agreement”).

W I T N E S S E T H :

WHEREAS, you currently serve as Executive Vice President of the Company and President of RenaissanceRe Ventures Ltd. (“Ventures”);

WHEREAS, you and the Company are parties to your Employment Agreement, which sets forth the terms and conditions of your employment with the Company;

WHEREAS, you and the Company now desire to enter into a mutually satisfactory arrangement concerning, among other things, your eventual separation from service with the Company, the terms of your service during a transition period, the terms of your service during a post-employment consulting period, and other matters related thereto;

WHEREAS, subject to the terms and conditions contained herein, you and the Company mutually agree to embody in this Agreement the terms and conditions applicable to your continued employment with the Company and separation from service therewith; and

WHEREAS, this Agreement contains a mutual release of claims and constitutes the mutually agreeable mutual general release of claims contemplated by Section 7(i) of your Employment Agreement, and by delivery hereof, the Company hereby notifies you, and you hereby acknowledge your understanding, that your execution and non-revocation of this Agreement, are required for you to receive any of the payments and benefits set forth in Section 7(e) of your Employment Agreement (other than the Accrued Obligations).

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, you and the Company hereby agree as follows:

Section 1. Separation from Service.

(a) Separation Date. You hereby acknowledge and agree that your separation from service with the Company and its Affiliates (collectively, with the Company, the “Company Group”) pursuant to Section 7(e) of your Employment Agreement, and from any other position you held as an officer, director, committee member, or other service provider of any member of the Company Group, and the expiration of the Term of Employment, will become effective as of the close of business on June 30, 2010, or if earlier, the date of your death, a termination due to your Disability, a termination by the Company for Cause, or a termination by you for any reason (in any case, an “Early Termination”), and the earlier of June 30, 2010, and the date of an Early Termination shall be referred to herein as the “Separation Date.” Except as otherwise expressly set forth herein, you shall not represent yourself after the Separation Date as being an employee, officer, director, agent, or representative of the Company or any other member of the Company Group for any purpose. Notwithstanding anything in the Employment Agreement to the contrary, (x) the term “Good Reason” shall hereafter mean solely, without your consent, any breach by the Company of any material provision of this Agreement, and (y) the term “Cause” shall hereafter have the meaning set forth in the Employment Agreement, disregarding clause (ii) thereof. Except as otherwise provided in your Employment Agreement, the Separation Date shall be the termination date of your employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company or any other member of the Company Group. Except as otherwise explicitly set forth herein, the terms and conditions set forth in the Employment Agreement shall continue to govern your employment with the Company. In the event that any terms of this Agreement might be deemed, at any time, to conflict with the terms of the Employment Agreement or would result in a duplication of benefits, the terms of this Agreement shall exclusively govern.

(b) Resignation of Officer Positions. Notwithstanding anything in Section 1(a) above to the contrary, on the date or dates determined by the Company in its discretion and as communicated to you by the Company, you shall resign from your position as President of Ventures and from any other executive officer and director positions that you hold within the Company Group as of such date; provided, however, that, except as otherwise requested by the Company in its sole discretion, you shall retain your title of Executive Vice President of the Company through the end of the Term of Employment. Notwithstanding such resignations, you shall continue to be an employee of the Company through the end of the Term of Employment, and such resignations shall in no respect be considered a termination of employment, separation from service, or similar event for any purpose under your Employment Agreement. Promptly following the execution of this Agreement, the Company shall provide to you in writing a set of expectations regarding the continued services to be provided through the remainder of the Term of Employment and the subsequent Consulting Period (defined below).

Section 2. Compensation and Benefits.

(a) General. From the date on which this Agreement is executed and through the remainder of the Term of Employment, you shall continue to receive all compensation and benefits set forth in the Employment Agreement as if you remained a senior officer of the Company, including without limitation the housing allowance and loan amortization currently being provided to you consistent with the Company’s customary practices; provided, however, that (i) your Annual Bonus payable in 2010 in respect of 2009 performance shall be paid in an amount equal to the greater of (x) your target bonus amount for 2009 of $577,500 and (y) the product of such target amount multiplied by the “bonus performance factor” established by the Board or the Committee in respect of 2009 performance; (ii) for the avoidance of doubt, as contemplated by Section 7(d)(v) of your Employment Agreement, the Annual Bonus you are eligible to receive for 2010 that is otherwise payable in 2011 but for your termination of employment shall be determined on a pro rata basis based on your target Annual Bonus of

$577,500 and shall be paid to you in accordance with Section 7(a)(i) hereof; (iii) you hereby acknowledge and agree that you shall not be entitled to receive any new grants of Awards on or after the date hereof; and (iv) your personal use of the Company’s aircraft shall be limited to 12.5 hours in respect of calendar year 2010 plus any unused hours from calendar year 2009 that may be rolled over to 2010 pursuant to the Company’s policies.

(b) Continued Vesting. During the Term of Employment, unvested Awards shall continue to vest according to their terms and any applicable provisions contained in the Employment Agreement (including without limitation the provisions related to vesting in certain Awards upon your Retirement Eligibility Date, as set forth in Section 4(d) of the Employment Agreement).

Section 3. Opportunity for Review; Acceptance.

You shall have from the Delivery Date until January 29, 2010 (the “Review Period”), to review and consider this Agreement. To accept this Agreement and the terms and conditions contained herein, you must execute and date this Agreement where indicated below and return the executed copy of the Agreement to the Company prior to the expiration of the Review Period, to the attention of the Company’s General Counsel. Notwithstanding anything contained herein to the contrary, this Agreement will not become effective or enforceable for a period of seven (7) calendar days following the date of its execution and delivery to the Company (the “Revocation Period”), during which time you may further review and consider the Agreement and revoke your acceptance of this Agreement by notifying the Company’s General Counsel in writing. To be effective, such revocation must be received no later than 5:00 p.m., Atlantic Standard Time, on the last day of the Revocation Period. Provided that the Agreement is executed and you have not timely revoked it, the eighth (8th) day following the date on which the Agreement is executed and delivered to the Company shall be its effective date (the “Effective Date”). In the event of your failure to execute and deliver this Agreement prior to the expiration of the Review Period, or your subsequent revocation of this Agreement during the Revocation Period, this Agreement will be null and void and of no effect, the Company will have no obligations hereunder, and you shall not be entitled to any payments or benefits under your Employment Agreement that are conditioned upon the execution of a release of claims (which for purposes of clarification shall include all payments and benefits otherwise owing to you thereunder following the Separation Date (defined above), other than Accrued Obligations).

Section 4. Mutual Release and Waiver of Claims.

(a) Definition. As used in this Agreement, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, equity, or otherwise.

(b) Your Release and Waiver of Claims.

(i) In consideration for the payments and benefits set forth in Section 7(a)(i) below and other good and valuable consideration, including the Company’s release and waiver of claims described in Section 4(c) below, you, for and on behalf of yourself and your heirs, administrators, executors, and assigns, effective as of the date of your execution of this Agreement, do fully and forever release, remise, and discharge the Company, and all other members of the Company Group, together with their respective officers, directors, partners, shareholders, employees, and agents (collectively, and with the Company and the Company Group, the “Company Parties”), from any and all claims whatsoever up to and including the date of your execution of this Agreement that you had, may have had, or now have against any of the Company Parties, for or by reason of any matter, cause, or thing whatsoever arising out of or attributable to your employment or the termination of your employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any Bermuda, United States federal, state, or local law or regulation dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation. This release of claims includes, but is not limited to, all claims arising under any applicable Bermuda law or regulation or under the following United States statutes: the Age Discrimination in Employment Act (the “ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, and the Equal Pay Act, each as may be amended from time to time, and all other United States federal, state, and local laws, the common law, and any other purported restriction on an employer’s right to terminate the employment of an employee. The parties intend the release contained herein to be a general release of any and all claims to the fullest extent permissible by law.

(ii) You acknowledge and agree that as of the date you execute this Agreement, you have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph.

(iii) By executing this Agreement, you specifically release all claims relating to your employment and its termination under the ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

(iv) Notwithstanding the foregoing, nothing in this Agreement shall be a waiver of your rights with respect to payment of amounts and other benefits under this Agreement or any claims that cannot be waived by law.

(c) The Company’s Release and Waiver of Claims. For and in consideration of your continuing obligations to the Company pursuant to this Agreement and your Employment Agreement as well as your waiver and release of claims described in Section 4(b) above, the Company, on behalf of itself and the Company Parties, hereby releases and forever discharges you from any and all claims whatsoever up to the Delivery Date that it had, may have had, or now have for or by reason of any claim arising out of or attributable to your employment or the termination of your employment with the Company, or pursuant to any Bermuda, United States federal, state, or local law or regulation (excluding in all events any claims any of the Company Parties may have in the future for a breach of the Agreement or Employment Agreement or based on any criminal actions by you).

Section 5. No Suit.

Each of you and the Company represents and warrants that you and it, respectively, have not previously filed, and to the maximum extent permitted by law agree not to file, a claim against the other party (which, for purposes of this Section 5, includes the Company Parties), respectively, regarding any of the claims respectively released herein. If, notwithstanding this representation and warranty, either you or the Company has filed or files such a claim, the filing party agrees to cause such claim to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such claim, including without limitation the attorneys’ fees and expenses of any of the parties against whom such a claim has been filed.

Section 6. Knowing and Voluntary Waiver. You expressly acknowledge and agree that you:

(a) Are able to read the language, and understand the meaning and effect, of this Agreement;

(b) Have no physical or mental impairment of any kind that has interfered with your ability to read or understand the meaning of this Agreement or its terms, and that you are not acting under the influence of any medication, drug, or chemical of any type in entering into this Agreement;

(c) Are specifically agreeing to the terms of the release contained in this Agreement because the Company has agreed to provide you with the payments and benefits described in Section 7(e) of your Employment Agreement (other than the Accrued Obligations) and because of the Company’s agreement to waive and release you from claims as set forth in Section 4(c) above, which the Company has agreed to provide because of your agreement to accept it in full settlement of all possible claims you might have or ever had that are released hereunder, and because of your execution of this Agreement;

(d) Acknowledge that but for your execution of this Agreement, you would not be entitled to the payments or benefits described in Section 7(e) of your Employment Agreement (other than the Accrued Obligations) or the Company’s waiver and release of claims described in Section 4(c) above;

(e) Understand that, by entering into this Agreement, you do not waive rights or claims under the ADEA that may arise after the date you execute this Agreement;

(f) Had or could have had the entire Review Period in which to review and consider this Agreement, and that if you execute this Agreement prior to the expiration of the Review Period, you have voluntarily and knowingly waived the remainder of the Review Period;

(g) Have or had the entire Revocation Period in which to revoke your execution of this Agreement, and that if you do not revoke such execution prior to the Effective Date, you have knowingly and voluntarily agreed to this Agreement’s becoming effective;

(h) Were advised to consult with your attorney regarding the terms and effect of this Agreement; and

(i) Have signed this Agreement knowingly and voluntarily.

Section 7. Separation Payments.

(a) General.

(i) Following your Separation Date, in consideration for and subject to your execution and non-revocation of this Agreement, you shall be entitled to the payments and benefits described in Section 7(e) of your Employment Agreement in accordance with the terms thereof; provided, however, that (A) the Accrued Obligations (including your rights to indemnification pursuant to Section 11 of your Employment Agreement) shall be provided to you pursuant to your Employment Agreement in all events regardless of whether this Agreement is executed or becomes effective, (B) for purposes of clarification, the pro rata Annual Bonus provided by Section 7(d)(v) of your Employment Agreement is in satisfaction of, and not in addition to, the payment described in clause (ii) of Section 2(a) above, and in the event of an Early Termination due to your death or Disability, you shall be deemed to have terminated employment on June 30, 2010, for purposes of determining the amount of such pro rata Annual Bonus, and (C) for the avoidance of doubt, for purposes of determining the amount provided to you pursuant to Section 7(d)(iv) of the Employment Agreement, “Annual Bonus” shall be determined as the greater of your target Annual Bonus for 2010 and the actual Annual Bonus paid to you during 2010 in respect of the 2009 year pursuant to the Company’s customary practices.

(ii) Following your Separation Date, in consideration for and subject to your execution and non-revocation of this Agreement and the release and waiver of claims set forth on Exhibit A hereto and made a part hereof (the “Second General Release”), and in consideration of your continuing obligations to the Company as set forth herein and in the Employment Agreement, (A) any Awards held by you as of the Separation Date that are stock options shall, notwithstanding any provision in any applicable plan or grant agreement to the contrary, remain outstanding until the earliest of (x) exercise, (y) the expiration of the original term of the options, and (z) the two-year anniversary of either your Separation Date or, in the event of an Early Termination due to your death or Disability, June 30, 2010, (B) the Company shall reimburse you for reasonable repatriation costs to the United States for you, your family, and your personal belongings, (C) at your election, you may make use of the personal tax services made available by the Company for the preparation of your 2010 tax return, subject to the Company’s current policies, (D) you will be entitled to continue participating the Company’s health plans at your own expense as described in Section 7(b) below, (E) you will be entitled to reimbursement for the invoice previously submitted to the Company in respect of tax advisory services previously provided to you (but not reimbursement for the underlying tax charges incurred by you in relation to which such advisory services were provided), and (F) you will be entitled to the benefits set forth in Section 7(c) below. You hereby agree that the Second General Release may not be executed by you earlier than June 30, 2010 (or in the case of an Early Termination due to your death or Disability, the date of such Early Termination), or later than July 7, 2010, and in the event you do not timely execute the Second General Release, or you revoke the Second General Release pursuant to its terms, you shall have no right to the consideration set forth in this Section 7(a)(ii) or the Company’s agreement to waive and release you from claims as set forth in the Second General Release. For the avoidance of doubt, in the event of an Early Termination due to your death or Disability, your obligations herein and in Exhibit A hereto to execute and not revoke the Second General Release may be satisfied on your behalf by your estate or a person having legal power of attorney over your affairs.

(b) Health Coverage. Subject to the provisions of Section 7(a)(ii) above, following the period of continued health benefits provided by Section 7(d)(vi) of your Employment Agreement, you shall be entitled to continue participating in the Company’s (or, in the discretion of the Company, an Affiliate’s) health plans (as in effect from time to time) in respect of you and your covered dependents, at your sole expense and subject to availability of coverage in accordance with the policies of the insurance provider, until the earliest to occur of (i) the date on which you attain age 65 or if earlier, in respect of any covered dependent, the date on which such person attains age 65; provided, that, in the event that a covered dependent turns 65, your ability to maintain coverage under the Company’s or Affiliate’s health plans shall only terminate with respect to such covered dependent, (ii) the date on which you (or a covered dependent, as applicable) become eligible to receive coverage under any other health plan provided by a new employer; provided, that, in the event that a covered dependent receives coverage under any other such health plan, your ability to maintain coverage under the Company’s or Affiliate’s health plans shall only terminate with respect to such covered dependent, and (iii) the date on which you breach any of the terms of this Agreement or the Employment Agreement.

(c) Bermuda Housing. Subject to the provisions of Section 7(a)(ii) above, you will be provided with no less than 90 days’ notice to terminate that certain Sublease Agreement between you and Renaissance Reinsurance Ltd., dated as of July 19, 2006 (the “Sublease Agreement”); provided, however, that, except as set forth in Section 8(b) below, you shall not be required to vacate the Property (as defined in the Sublease Agreement) prior to the earlier to occur of (i) the end of the Consulting Period and (ii) 30 days following an Early Termination by the Company for Cause or by you other than for Good Reason, in which case you shall be entitled to a minimum of 30 days’ notice. During any period that you continue to reside at or maintain possession of the Property beyond the end of the Consulting Period or following an Early Termination by the Company for Cause, you shall be obligated to reimburse the Company for the lease amount plus all other expenses incurred by it or its Affiliates with respect to leasing the Property during such period, at your sole expense, and notwithstanding any period during which you remain in possession of the Property beyond the end of the Consulting Period, the amount to which you become entitled pursuant to Section 6 of the Sublease Agreement for improvements to the Property shall become fixed as of December 31, 2010, based on the amortization schedule provided therein. Notwithstanding anything herein to the contrary, you shall be entitled to vacate the Property voluntarily prior to the dates set forth herein by providing the Company with 60 days’ notice, in which case the amount to which you become entitled pursuant to Section 6 of the Sublease Agreement for improvements to the Property shall become fixed as of the 60th day following your delivery of such notice to the Company. For the avoidance of doubt, in the event of an Early Termination due to your death or your Disability, your spouse and children shall not be required to vacate the Property prior to December 31, 2010, as if such Early Termination did not occur, unless you (or, if applicable, your spouse) have provided the notice pursuant to the immediately preceding sentence.

(d) No Further Entitlements. You acknowledge and agree that the payments and other benefits provided to you hereunder in connection with your separation from service are in full discharge of any and all liabilities and obligations of the Company or any other member of the Company Group to you, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, arrangement, policy, plan, or procedure of the Company or any other member of the Company Group or any alleged understanding or arrangement between you and the Company or any other member of the Company Group. Further, you acknowledge and agree that in no event shall the Company have any further obligations under the Employment Agreement other than as expressly set forth herein or therein.

(e) Taxes. The payments referenced in this Section 7 shall be subject to reduction for tax and other withholding obligations as described in Section 12 of your Employment Agreement.

(f) Notice and Cure. You and the Company hereby acknowledge that all applicable notice and cure provisions relating to your termination of employment pursuant to Section 7(e) of your Employment Agreement shall be deemed to have been timely satisfied.

(g) Continuing Obligations. Without limiting anything herein or in your Employment Agreement, your obligations to the Company pursuant to Sections 7(j), 8, 9, 11, and 12 of your Employment Agreement shall survive the Separation Date according to their terms, as will Section 14 of your Employment Agreement; provided, that for purposes of Sections 8 and 9 of your Employment Agreement, the Restricted Period shall continue through the 12-month anniversary of the earlier to occur of an Early Termination and the expiration of the Consulting Period.

(h) Early Termination. Notwithstanding anything in this Agreement or the Employment Agreement to the contrary, you shall be entitled to all the benefits and payments provided in this Section 7 notwithstanding an Early Termination; provided, that in the event of an Early Termination by the Company for Cause or by you without Good Reason, you shall not be entitled to the benefits provided by (a)(ii) above.

Section 8. Post-Termination Consulting Appointment.

(a) Consulting Period; Consulting Services. Provided an Early Termination has not occurred, you shall serve as a consultant to the Company during the period commencing on July 1, 2010, and ending on December 31, 2010, or if earlier, upon your death, a termination due to your Disability, a termination by the Company for Cause, or a termination by you for any reason (the “Consulting Period”). During the Consulting Period you shall render your assistance and participation, giving at all times the full benefit of your knowledge, expertise, technical skill, and ingenuity, in all matters involved in or relating to the business of the Company (the “Consulting Services”). You agree to perform the Consulting Services as and when reasonably requested by the Company from time to time, taking into account your other time commitments and obligations; provided, however, that you and the Company hereby acknowledge your collective anticipation and expectation that your time commitment to the Company in respect of providing the Consulting Services shall not exceed twenty percent (20%) of the average level of bona fide services performed by you on behalf of the Company during the thirty-six (36) month period immediately preceding the Separation Date (the “Average Prior Service Level”); provided further, however, you hereby agree that you may be required by the Company, in its discretion, to provide a level of Consulting Services up to thirty-five percent (35%) of the Average Prior Service Level. During the Consulting Period, you shall be an independent contractor and not an employee of the Company, and shall have no right or authority to make or undertake any promise, warranty, or representation or to execute any contract or otherwise assume any obligation or responsibility, in the name of the Company or any member of the Company Group.

(b) Consulting Fees. In consideration for your provision of the Consulting Services, you will be entitled to aggregate consulting fees (the “Consulting Fees”) equal to Five Hundred Thousand Dollars ($500,000), payable in substantially equal installments on the same schedule as salary payments are made to the Company’s employees in accordance with the Company’s regular payroll schedule, which, for purposes of clarification, shall mean that the final payment of your Consulting Fees for December 2010 shall be made in January 2011. As additional Consulting Fees during the Consulting Period, you may continue to utilize the car and, notwithstanding anything to the contrary contained in the Sublease Agreement or any other agreement between you and the Company or any Affiliate, the Bermuda housing currently provided to you by the Company pursuant to the Sublease Agreement, including without limitation the housing allowance and loan amortization currently being provided to you consistent with the Company’s customary practices (subject to the provisions of Section 7(c) above), and you may continue to receive the tax reimbursement benefits set forth in Section 5(b)(ii) of your Employment Agreement in connection with the provision of such benefits, subject to your timely submission for reimbursement in accordance with the Company’s policies. Notwithstanding the foregoing, payment of (and your further entitlement to) the Consulting Fees, including your continued use of the car and Bermuda housing currently provided to you, shall immediately cease, and the Company shall have no further obligations to you with respect thereto, in the event that you materially breach any provision of this Agreement or the Employment Agreement. For the avoidance of doubt, your failure to satisfy your obligations under this Agreement on account of your death or Disability shall not be considered a material breach hereof, and in the event of an early expiration of the Consulting Period due to your death or your Disability, your spouse and children shall not be required to vacate the Property prior to December 31, 2010, as if the Consulting Period did not expire until such date.

(c) Taxes. As an independent contractor providing the Consulting Services, you will be solely responsible for remitting to the applicable taxing authorities all applicable taxes payable in respect of amounts payable to you under Section 8(b) above, and the Company will not withhold for taxes from any such amounts. In addition, you understand and agree that you are not eligible by virtue of your engagement as a consultant hereunder to participate in any of the employee benefit plans or programs of the Company (which participation shall have terminated as of the Separation Date, other than as expressly provided by the Employment Agreement or in Section 7(a)(ii) above). In the event that this consulting arrangement is reclassified as employment by any governmental agency or court, you further agree that you will not seek to participate in or benefit from any of the employee benefit plans or programs of the Company as a result of such reclassification.

Section 9. Successors and Assigns.

The provisions hereof shall, with respect to you, inure to the benefit of your heirs, executors, administrators, legal personal representatives, and assigns and shall be binding upon your heirs, executors, administrators, legal personal representatives, and assigns, and with respect to the Company Parties, inure to the benefit of and be enforceable by, and may be assigned by the Company Parties to, any purchaser of all or substantially all of their respective business or assets or any successor to the Company Parties (whether direct or indirect, by purchase, merger, consolidation, or otherwise), and where applicable, their heirs, executors, administrators, legal personal representatives, and assigns.

Section 10. Severability.

If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

Section 11. Non-Disparagement.

You agree that you will make no disparaging or defamatory comments regarding any of the Company Parties in any respect or make any comments concerning any aspect of your relationship with any of the Company Parties or the conduct or events that precipitated your termination of employment from any member of the Company Group. Similarly, the Company shall instruct its executive officers to refrain from making any disparaging or defamatory comments regarding you in any respect or making any comments concerning any aspect of your relationship with any member of the Company Group or the conduct or events that precipitated your termination of employment from any member of the Company Group (it being understood that the foregoing shall not prevent any representative of the Company Group from verifying your employment to any potential subsequent employer). The obligations of you and the Company under this Section 11 shall not apply to disclosures required by applicable law, regulation, or order of a court or governmental agency.

Section 12. Non-Admission.

Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of you or any Company Party.

Section 13. Entire Agreement.

This Agreement constitutes the entire understanding and agreement of the parties hereto regarding your separation from service. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement.

Section 14. Governing Law; Jurisdiction.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH BERMUDA LAW (WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF) APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT COUNTRY. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

RENAISSANCERE HOLDINGS LTD.

By:	/s/ Neill A. Currie
Name: Neill A. Currie
Title: Chief Executive Officer

/s/ John D. Nichols, Jr.
John D. Nichols, Jr.
Dated: January 11, 2010

[Signature Page to Nichols Separation, Consulting, and Release Agreement]

EXHIBIT A

SECOND GENERAL RELEASE

Section 1. Opportunity for Review; Acceptance.

You shall have from the Delivery Date until July 7, 2010 (the “Second General Release Review Period”), to review and consider this Second General Release. To accept this Second General Release and the terms and conditions contained herein, you must execute and date this Second General Release where indicated below and return the executed copy of the Second General Release to the Company prior to the expiration of the Second General Release Review Period, but no earlier than June 30, 2010 (or in the case of an Early Termination due to your death or Disability, the date of such Early Termination), to the attention of the Company’s General Counsel. Notwithstanding anything contained herein to the contrary, this Second General Release will not become effective or enforceable for a period of seven (7) calendar days following the date of its execution and delivery to the Company (the “Second General Release Revocation Period”), during which time you may further review and consider the Second General Release and revoke your acceptance of this Second General Release by notifying the Company’s General Counsel in writing. To be effective, such revocation must be received no later than 5:00 p.m., Atlantic Daylight Time, on the last day of the Second General Release Revocation Period. Provided that the Second General Release is executed and you have not timely revoked it, the eighth (8th) day following the date on which the Second General Release is executed and delivered to the Company shall be its effective date (the “Second General Release Effective Date”). In the event of your failure to timely execute and deliver this Second General Release or your subsequent revocation of this Second General Release during the Second General Release Revocation Period, this Second General Release will be null and void and of no effect, the Company will have no further obligations under the Agreement, and you shall not be entitled to any payments or benefits under your Employment Agreement that are conditioned upon the execution of a release of claims (which for purposes of clarification shall be any and all payments and benefits otherwise owing to you thereunder following the Separation Date (defined above), other than Accrued Obligations).

Section 2. Mutual Release and Waiver of Claims.

(a) Definition. As used in this Second General Release, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, equity, or otherwise.

(b) Your Release and Waiver of Claims.

(i) For and in consideration of the payments and benefits described in Section 7(a)(ii) of the Agreement and other good and valuable consideration, including the Company’s release and waiver of claims described in Section 2(c) below, you, for and on behalf of yourself and your heirs, administrators, executors, and assigns, effective as of the date of your execution of this Second General Release, do fully and forever release, remise, and discharge the Company Parties from any and all claims whatsoever up to and including the date of your execution of this Second General Release that you

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had, may have had, or now have against any of the Company Parties, for or by reason of any matter, cause, or thing whatsoever arising out of or attributable to your employment or the termination of your employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any Bermuda, United States federal, state, or local law or regulation dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation. This release of claims includes, but is not limited to, all claims arising under any applicable Bermuda law or regulation or under the following United States statutes: the ADEA, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, and the Equal Pay Act, each as may be amended from time to time, and all other United States federal, state, and local laws, the common law, and any other purported restriction on an employer’s right to terminate the employment of an employee. The parties intend the release contained herein to be a general release of any and all claims to the fullest extent permissible by law.

(ii) You acknowledge and agree that as of the date you execute this Second General Release, you have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph.

(iii) By executing this Second General Release, you specifically release all claims relating to your employment and its termination under the ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

(iv) Notwithstanding the foregoing, nothing in this Second General Release shall be a waiver of your rights with respect to payment of amounts and other benefits under Section 7(a)(ii) of the Agreement or any claims that cannot be waived by law.

(c) The Company’s Release and Waiver of Claims. For and in consideration of your continuing obligations to the Company pursuant to this Second General Release and your Employment Agreement as well as your waiver and release of claims described in Section 4(b) above, the Company, on behalf of itself and the Company Parties, hereby releases and forever discharges you from any and all claims whatsoever up to the Second General Release Effective Date that it had, may have had, or now have for or by reason of any claim arising out of or attributable to your employment or the termination of your employment with the Company, or pursuant to any Bermuda, United States federal, state, or local law or regulation (excluding in all events any claims any of the Company Parties may have in the future for a breach of the Agreement, this Second General Release, or Employment Agreement or based on any criminal actions by you).

Section 3. No Suit.

Each of you and the Company represents and warrants that you and it, respectively, have not previously filed, and to the maximum extent permitted by law agree not to

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file, a claim against the other party (which, for purposes of this Section 3, includes the Company Parties), respectively, regarding any of the claims respectively released herein. If, notwithstanding this representation and warranty, either you or the Company has filed or files such a claim, the filing party agrees to cause such claim to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such claim, including without limitation the attorneys’ fees and expenses of any of the parties against whom such a claim has been filed.

Section 4. Knowing and Voluntary Waiver. You expressly acknowledge and agree that you:

(a) Are able to read the language, and understand the meaning and effect, of this Second General Release;

(b) Have no physical or mental impairment of any kind that has interfered with your ability to read or understand the meaning of this Second General Release or its terms, and that you are not acting under the influence of any medication, drug, or chemical of any type in entering into this Second General Release;

(c) Are specifically agreeing to the terms of this Second General Release because the Company has agreed to provide you the payments and benefits described in Section 7(a)(ii) of the Agreement and because of the Company’s agreement to waive and release you from claims as set forth in Section 2(c) above, which the Company has agreed to provide because of your agreement to accept it in full settlement of all possible claims you might have or ever had that are released hereunder, and because of your execution of this Second General Release;

(d) Acknowledge that but for your execution of this Second General Release, you would not be entitled to the payments or benefits described in Section 7(a)(ii) of the Agreement or the Company’s waiver and release of claims described in Section 2(c) above;

(e) Understand that, by entering into this Second General Release, you do not waive rights or claims under the ADEA that may arise after the date you execute this Second General Release;

(f) Had or could have had the entire Second General Release Review Period in which to review and consider this Second General Release, and that if you execute this Second General Release prior to the expiration of the Second General Release Review Period, you have voluntarily and knowingly waived the remainder of the Second General Release Review Period;

(g) Have or had the entire Second General Release Revocation Period in which to revoke your execution of this Second General Release, and that if you did or do not revoke such execution prior to the Second General Release Effective Date, you have knowingly and voluntarily agreed to this Second General Release’s becoming effective;

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(h) Were advised to consult with your attorney regarding the terms and effect of this Second General Release; and

(i) Have signed this Second General Release knowingly and voluntarily.

*        *        *

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IN WITNESS WHEREOF, the parties hereto have executed this Second General Release as of the date set forth below.

RENAISSANCERE HOLDINGS LTD.

By:
Name: Neill A. Currie
Title: Chief Executive Officer

John D. Nichols, Jr.
Dated:

[Signature Page to Nichols Second General Release]